Winthrop Realty Trust TRADED: NYSE: FUR 7 Bulfinch Place, Suite 500 Boston, MA 02114

Contact at Winthrop Realty Trust
Beverly Bergman
Investor or Media Inquiries
Phone: (617) 570-4614; e-mail: bbergman@firstwinthrop.com

FOR IMMEDIATE RELEASE
November 11, 2008

WINTHROP REALTY TRUST REVISES REVERSE STOCK SPLIT TO ONE FOR FIVE

BOSTON, MA – November 11/PRNewswire-FirstCall/ - Winthrop Realty Trust (NYSE:FUR) today announced that in view of strong concern raised by shareholders on both sides of the reverse split announced yesterday, its Board of Trustees has reconsidered the issue and revised the ratio of the reverse split of its common shares of beneficial interest from one-for-ten to one-for-five.  The reverse split will take effect after the close of the market on Friday, November 28, 2008 with the first post-split trading day to be December 1, 2008. Pursuant to Winthrop’s Declaration of Trust, the reverse split does not require any further action on the part of Winthrop’s Board of Trustees or shareholders.

Michael L. Ashner, Winthrop’s Chairman and Chief Executive Officer stated “While the reasons weighing in favor of the reverse split remain valid, the Board could not ignore the strong concern and objections raised by a number of our shareholders.  Consequently, we have chosen to modify the terms of the reverse split in order to still achieve the purpose of the reverse split outlined yesterday while also addressing the concerns raised by shareholders.”

The reverse split will reduce the number of Winthrop’s outstanding common shares from approximately 78.7 million to approximately 15.75 million shares.  No fractional shares will be issued in connection with the reverse stock split.  Cash will be issued in lieu of fractional shares.  The exercise price and the number of shares of common stock issuable under the Company's outstanding options will be proportionately adjusted to reflect the reverse stock split.  The number of shares issuable upon conversion of Winthrop’s Series B-1 preferred shares will be proportionately reduced from approximately 13.4 million to approximately 2.68 million to reflect the reverse stock split and the conversion price will increase to $22.50 from $4.50 per Series B-1 preferred share.

Existing shareholders holding certificates representing Winthrop’s common shares will receive a Letter of Transmittal from Winthrop’s transfer agent with specific instructions regarding the exchange of shares.  Existing shareholders who hold their shares in “street name” need not take any action with respect to the reverse split.  National City Bank is Winthrop’s transfer agent and will act as the exchange agent for the purpose of implementing the exchange of stock certificates in connection with the reverse split.
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Winthrop Realty Trust TRADED: NYSE: FUR 7 Bulfinch Place, Suite 500 Boston, MA 02114

Winthrop Realty Trust is a NYSE-listed real estate investment trust (REIT) headquartered in Boston, Massachusetts.  Additional information on Winthrop Realty Trust is available on its Web site at www.winthropreit.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively impact the matters herein described.  These are detailed from time to time in the “Risk Factors” section of the Company’s Annual Report of Form 10-K/A for the year ended December 31, 2007, as may be updated or supplemented in the Company's Form 10-Q filings which discuss the factors that could adversely affect the Company's results.  Further information relating to the Company’s financial position, results of operations, and investor information is also contained in the Company’s reports filed with the SEC, which reports are available for download at our website www.winthropreit.com or at the SEC website www.sec.gov.